EXHIBIT 10.2

ArcBest Corporation
Amended and Restated 2012 Change in Control Plan

1.Purpose. The purpose of this Amended and Restated 2012 Change in Control Plan, as amended and restated effective July 1, 2025 (the “Plan”), is to enable ArcBest Corporation (the “Company”) to offer certain protections to a selected group of key employees of the Company if their employment is terminated in connection with a Change in Control. The Participants have made and are expected to make major contributions to the profitability, growth and financial strength of the Company and its Affiliates. In addition, the Company considers the continued availability of the Participants’ services, managerial skills and business experience to be in the best interest of the Company and its stockholders and desires to assure the continued services of the Participants on behalf of the Company and/or its Affiliates without the distraction of the Company’s executives occasioned by the possibility of an abrupt change in control of the Company.

2.Definitions.

a.	“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.
b.

“Annual Bonus” shall mean the Participant’s average annual cash bonus earned during the three full calendar years preceding the year in which the Participant’s employment is terminated (or such shorter period in which the Participant was employed by the Company or its Affiliates and receiving an annual cash bonus opportunity).

c.

“Annual Plan” shall mean the ArcBest Executive Officer Annual Incentive Compensation Plan, as amended from time to time, or any successor plan providing for annual cash-based awards based on Company performance.

d.

“Base Salary” shall mean the Participant’s annualized base salary in effect on the date of termination of the Participant’s employment with the Company. Base Salary is not reduced by any voluntary salary reductions or any salary reduction contributions made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company, but does not include any payments under the Plan, the Company’s short-term disability policy, any stock option or other type of equity plan, or any other bonuses, incentive pay or special awards.

e.	“Board” shall mean the Board of Directors of the Company.
f.

“Cause” shall mean (i) Participant’s gross misconduct or fraud in the performance of Participant’s duties to the Company or any Subsidiary; (ii) Participant’s conviction or guilty plea or plea of nolo contendere with respect to any felony or act of moral turpitude; (iii) Participant’s engaging in any material act of theft or material misappropriation of Company property or (iv) Participant’s breach of the Company’s Code of Conduct, as such Code of Conduct may be revised from time to time.

g.	“Change in Control” means, unless the Committee or the Board provides otherwise, the occurrence of any of the following events:
(i)

The acquisition by any individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then outstanding shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that constitutes a Merger of Equals as defined in subsection (iii) of this Section 2(g).

(ii)

In any 12-month period, the individuals who, as of the beginning of the 12-month period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(iii)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless such Business Combination constitutes a Merger of Equals. A Business Combination will constitute a “Merger of Equals” if, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Resulting Corporation and its Affiliates or any employee benefit plan (or related trust) of the Resulting Corporation and its Affiliates) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock of the Resulting Corporation or the combined voting power of the then outstanding voting securities of the Resulting Corporation except to the extent that such ownership existed with respect to the Company prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the Resulting Corporation (the “Resulting Board”) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(iv)

The sale or other disposition of all or substantially all of the assets of the Company to any Person, other than a transfer to (A) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company or (B) any corporation pursuant to a transaction that constitutes a Merger of Equals as defined in subsection (iii) of this Section 2(g).

(v)	A complete liquidation or dissolution of the Company.

Notwithstanding anything herein to the contrary, in no event shall amounts in respect of Awards that, as determined by the Committee in its sole discretion, provide for the deferral of compensation, be distributed upon a Change in Control prior to the occurrence of either a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company within the meanings ascribed to such terms in Treasury Department regulations or other guidance issued under Section 409A of the Code.”

h.	“Change in Control Benefits” shall mean the severance benefits described in Section 4.
i.	“Change in Control Date” shall mean the date on which the Change in Control occurs.
j.	“Code” shall mean the Internal Revenue Code of 1986, as amended.
k.	“Committee” shall mean the Compensation Committee of the Board.
l.	“Company” shall mean ArcBest Corporation, a Delaware corporation, and any successor entity or any successor to the assets of the Company that has assumed the Plan.

m.	“Director” shall mean any individual who is a member of the Board.
n.

“Disability” shall mean the Participant’s physical or mental condition resulting from bodily injury, disease or mental disorder that constitutes a disability under the Company’s short-term or long-term disability insurance policy.

o.	“Effective Date” shall mean July 1, 2025.
p.	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
q.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
r.

“Good Reason” shall mean (i) any material and adverse diminution in Participant’s title, duties, or responsibilities; (ii) a reduction in Participant’s base salary or employee benefits (including reducing Participant’s level of participation or target bonus award opportunity in the Company’s incentive compensation plans); or (iii) a relocation of Participant’s principal place of employment of more than 50 miles without the prior consent of Participant.

For purposes of determining the amount of any cash payment payable to the Participant in accordance with the provisions of Sections 4(a), 4(b) and 4(f), any reduction in compensation or benefits that would constitute Good Reason hereunder shall be deemed not to have occurred. A Participant may terminate his or her employment for Good Reason only if the Participant provides written notice to the Company of his or her intent to terminate employment, which notice shall specify the facts and circumstances constituting Good Reason, within 90 days of the occurrence of Good Reason; provided, that the Company has not remedied the facts and circumstances constituting Good Reason within the 30-day period following receipt of such written notice.  To the extent the facts and circumstances constituting Good Reason are not remedied within such 30-day cure period, the Participant’s employment will automatically terminate for Good Reason immediately following the end of the 30-day cure period.

s.

“LTIP” means the ArcBest Executive Officer Long-Term Incentive Compensation Plan, as amended from time to time, or any successor plan providing for long-term cash-based awards based on Company performance.

t.

“Ownership Incentive Plan” shall mean the ArcBest Corporation Ownership Incentive Plan, as amended from time to time, or any successor plan providing for the grant or award of equity-based compensation to the Company’s employees, officers and Directors. The provisions of the Plan only apply to awards made on or after the Effective Date.

u.

“Participant” shall mean each key employee of the Company selected by the Committee in its sole discretion and designated in writing as eligible for participation herein pursuant to Section 3(a). The Company will review the list of

Participants on a periodic basis, and, subject to Section 3(b), may add or remove Participants at its discretion.

v.	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
w.	“Plan” shall mean the ArcBest Corporation Amended and Restated 2012 Change in Control Plan and subsequent amendments.
x.

“Qualified Termination” shall mean, subject to Section 14 of this Plan, within 24 full calendar months after a Change in Control as defined in Section 2(g), a Participant’s Separation from Service by the Company (or an Affiliate of the Company) without Cause (and not as a result of the Participant’s death or Disability), or by the Participant for Good Reason.

y.	“Separation from Service” shall mean a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).
z.

“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee, may include an entity in which the Company has a significant ownership interest or that the Company directly or indirectly controls.

aa.	“Vacation Policy” means the ArcBest Officer Vacation Policy, as amended from time to time, or any successor plan providing for payment of vacation days upon termination of employment.

3.Eligibility and Participation

a.	Eligibility. An individual shall be eligible to participate in the Plan who is designated by the Committee as one of the following:
(i)

Tier I:  the executives determined by the Committee from time to time prior to the Change in Control Date to be Tier I Executives and identified as such in the records of the Plan maintained by the Company.

(ii)

Tier II:  the executives determined by the Committee from time to time prior to the Change in Control Date to be Tier II Executives and identified as such in the records of the Plan maintained by the Company.

b.

Participation. The Committee shall designate each Participant in the Plan.  The Committee may, in its sole discretion, terminate the participation of a Participant at any time prior to the date that is 180 days preceding a Change in Control.

4.	Change in Control Benefits. Subject to Section 14, if the Participant has a Qualified Termination, the Participant shall be eligible to receive the following benefits:
a.

Cash Payment.  As soon as administratively possible, but in no event later than seventy-five calendar days following the date of a Qualified Termination of a Participant, the Company shall pay to the Participant, in a lump sum, an amount in cash equal to:

(i)	Tier I Executives: 2.00 times Base Salary, plus 2.00 times Annual Bonus; or
(ii)	Tier II Executives: 1.00 times Base Salary, plus 1.00 times Annual Bonus.
b.

Annual Plan.  The terminated Participant shall be entitled to receive any awards that have been earned for any completed measurement period as of the date of the Participant’s Qualified Termination under the Annual Plan, which shall be paid as soon as administratively possible but in no case will the payment be made later than seventy-five (75) days from the date of the Participant’s Qualified Termination. For Annual Plan awards that have not reached the end of the measurement period, the award will be prorated from the first day of the measurement period through the date of the Participant’s Qualified Termination and calculated based on actual performance during the applicable measurement period, and the amount payable pursuant to such awards shall be computed and paid in the normal course of business and pursuant to the terms of the Annual Plan after the end of the measurement period.  For the avoidance of doubt, with respect to Annual Plan awards that have not reached the end of the measurement period, if the applicable Annual Plan or an award thereunder provides a mechanism for proration by the terms thereof (for example, if an award’s payout is calculated based on salary “earned” for the measurement period such that any final payout would be based on salary earned through a Participant’s Qualified Termination), then such terms shall apply and the award shall not be further prorated hereunder.

c.

LTIP.  The terminated Participant shall be entitled to receive any awards that have been earned for any completed measurement period as of the date of the Participant’s Qualified Termination under the LTIP, which shall be paid as soon as administratively possible but in no case will the payment be made later than seventy-five (75) days from the date of the Participant’s Qualified Termination. For LTIP awards that have not reached the end of the measurement period, the award will be prorated based on the number of whole months completed during the applicable measurement period and will be calculated based on actual performance during the applicable measurement period, and the amount payable pursuant to such awards shall be computed and paid in the normal course of business and pursuant to the terms of the LTIP after the end of the measurement period. This Section 4(c) applies to awards made on or after July 1, 2021.

d.	Restricted Stock Unit (“RSU”) Agreements. The terminated Participant shall become vested as of the Qualified Termination Date in any RSU awards which have been granted to him or her under the Company’s Ownership Incentive Plan or any successor plans, and such shares shall be delivered to him or her without restriction during the 10-day period following the date of the Participant’s Qualified Termination, subject to Section 14. This Section 4(d) applies to awards made on or after July 1, 2021.

e.

Stock Option Agreements.   The terminated Participant shall become vested as of the Qualified Termination Date in any stock options which have been granted to him or her under the Company’s Ownership Incentive Plan or any successor plans. This Section 4(e) applies to awards made on or after July 1, 2021.

f.

Vacation. In lieu of benefits under the Vacation Policy, the terminated Participant shall forfeit all vacation days unused as of his or her last day of work and shall be entitled to a lump sum payment equal to the number of annual vacation weeks the Participant would be eligible for based on years of service under the Company’s regular vacation schedule (“Termination Vacation Weeks”). Each Termination Vacation Week shall entitle the Participant to one week of base salary. This amount shall not be reduced by any vacation days previously taken. Such payment will be paid as soon as administratively possible, but in no event later than seventy-five calendar days following the date of the Participant’s Qualified Termination. For the avoidance of doubt, the terminated Participant shall not be entitled to any further benefits under the Vacation Policy.

g.

Nonqualified Deferred Compensation Plans. The terminated Participant shall be entitled to payment of his or her benefit, if any, in any nonqualified deferred compensation plan of the Company (including, but not limited to, the Supplemental Benefit Plan, the Voluntary Savings Plan, and any accompanying deferred compensation agreements) in accordance with the terms of such plan.

h.

Employee Welfare Benefits.  The Company or the applicable Affiliate shall pay an additional lump sum payment to the terminated Participant in an amount equal to the product of (i) the monthly premium to elect continuation of coverage under the medical and dental plans of the Company (or an Affiliate of the Company, if applicable) payable pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for the coverage in effect for the terminated Participant and his or her spouse and dependents immediately prior to the date of the Qualified Termination, and (ii) 24.  Such payment will be paid as soon as administratively possible, but in no event later than seventy-five calendar days following the date of the Participant’s Qualified Termination.

i.

Payment of Change in Control Benefits in Case of Death. In the event of the Participant’s death after a Qualified Termination but before payment of Change in Control Benefits, all Change in Control Benefits that would have been paid to the Participant under this Section 4 but for his or her death shall be paid to the Participant’s estate.

5.

Awards Outstanding under Company Equity Plans. Regardless of whether a Qualified Termination has occurred, (a) in the event that awards under any equity compensation plan of the Company that are outstanding immediately prior to a Change in Control (“Outstanding Awards”) are not substituted, assumed, or continued by the successor to the Company in the Change in Control, if any (the “Successor”), with awards that have an equivalent (or greater) intrinsic value compared to the Outstanding Awards, then (b) awards that are then the Outstanding Awards will become fully vested, settled and paid upon the occurrence of the Change in Control.  In the event such Outstanding Award is a performance-based award, all incomplete performance periods in respect of such Outstanding Award in effect on the date the Change in Control occurs shall end on the date of such Change in Control and the Committee shall (x) determine the extent to which the performance goals with respect to each such performance period have been met based upon such audited or unaudited financial information then available as it deems relevant and (y) cause partial or full Outstanding Awards with respect to performance goals for each such performance period to vest based upon the Committee’s determination of the degree of attainment of performance goals or, if not determinable, on a pro rated basis assuming that the applicable “target” levels of performance have been attained, or on such other basis determined by the Committee to be consistent with these payment levels.

6.	Mandatory Reduction of Payments in Certain Events.
a.

Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to the Participant, a calculation shall be made comparing (i) the before income tax net benefit to the Participant of the Payment after payment of the Excise Tax, to (ii) the before income tax net benefit to the Participant if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm (as defined in Section 6(b) below). For purposes of this Section 6, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 6, the “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

b.	The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 6(a)(i) and (ii)

above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Participant (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that at a later date, it may be determined that payments which the Participant was entitled to, but did not receive pursuant to Section 6(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant but no later than seventy-five (75) days after the end of the calendar year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

c.	In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 6 shall be of no further force or effect.
7.

Restrictive Covenants. If a Participant breaches any of the restrictive covenants to which he or she is subject, the Company shall have the right to reduce or offset the Change in Control Benefits to the Participant to the extent of its damages and seek other appropriate relief (including any equitable remedy to which the Company may be entitled), including attorneys’ fees.

8.

No Duty to Mitigate/Set-off. No Participant entitled to receive Change in Control Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to this Plan. Further, the amount of Change in Control Benefits payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise. Except as provided herein, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Participant or others. Notwithstanding the foregoing, if any termination payments made to a Participant by the Company are related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar law, such amounts shall reduce (offset) the Participant’s Change in Control Benefit under this Plan. In the event of the Participant’s breach of any provision hereunder, the Company shall be entitled to recover any payments previously made to the Participant hereunder.

9.

Release Required. Any amounts payable pursuant to this Plan shall only be payable if the Participant delivers to the Company (and does not revoke) a release of claims in favor of the Company and its Affiliates and their respective officers, Directors and employees, substantially in the form attached hereto as Exhibit A (the “Release”), and such Release becoming effective and irrevocable within 60 days following the Participant’s Qualified Termination.  To the extent a Participant’s Qualified Termination occurs 67 or fewer calendar days prior to December 31, any payments or benefits provided pursuant to this

Plan that constitute a “deferral of compensation” within the meaning of Treasury Regulation § 1.409A-1(b), will be paid no earlier than the calendar year following the Participant’s Qualified Termination, but in all events within the timing restrictions set forth by Section 409A of the Code. Notwithstanding the foregoing, the Participant agrees to reasonably cooperate with the Company with respect to any claim, lawsuit, action, proceeding or governmental investigation relating to the Change in Control.

10.

Funding. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company and/or its Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

11.	Administration of the Plan.
a.	Plan Administrator. The general administration of the Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Committee.
b.	Reimbursement of Expenses of Plan Committee. The Company shall pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder.
c.

Action by the Plan Committee. Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Subject to the terms of this Plan and provided that the Committee acts in good faith, the Committee shall have full discretion and authority to determine a Participant’s participation and benefits under the Plan and to interpret and construe the provisions of the Plan.

d.

Delegation of Authority. The Committee may delegate any and all of its powers and responsibilities hereunder to other persons. Any such delegation shall not be effective until it is accepted by the persons designated and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.

e.

Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its duties and responsibilities in connection with the Plan.

f.

Accounts and Records. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

g.	Claims/Disputes Procedure.
(i)

Prior to paying any benefit under the Plan, the Committee may require the Participant to provide such information or material as the Company, in its sole discretion, shall deem necessary for it to make any determination it may be required to make under the Plan. The Committee may withhold payments of any benefit under the Plan until it receives all such information and material and is reasonably satisfied of its accuracy.

(ii)

Any Participant who is not paid a benefit and who believes that he or she is entitled to a benefit or who has been paid a benefit and who believes that he or she is entitled to a greater benefit may file a claim for benefits under the Plan in writing with the Committee (or his or her representative may do so on his or her behalf) within 90 days after the Participant’s Qualified Termination.  In any case in which a claim for Plan benefits by a Participant (or his or her representative) is denied or modified, the Committee shall furnish written notice to the claimant within 90 days after receipt of such claim for Plan benefits (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period and the claimant is informed of such extension in writing within the original 90-day period), which notice shall set forth, in a manner calculated to be understood by the claimant:

(A)	the specific reason or reasons for the denial or modification;
(B)	specific reference to pertinent Plan provisions on which the denial or modification is based;
(C)

a description of any additional material or information necessary for the Participant or his or her representative to perfect the claim, and an explanation of why such material or information is necessary; and

(D)

an explanation of the Plan’s claim review procedure as contained herein, including the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(iii)

In the event a claim for Plan benefits is denied or modified, if the Participant (or his or her representative) desires to have such denial or modification reviewed, he or she must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision.  In connection with such request, the

Participant (or his or her representative) may submit written comments, documents, records and other information (without regard to whether such information was submitted or considered in the initial claim) relating to the claim for benefits, all of which, to the extent relevant, will be taken into account in the Committee’s decision on review.  The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim.  Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Participant (or his or her representative, if any) setting forth, in a manner calculated to be understood by the claimant (a) the specific reasons for such decision, (b) specific references to pertinent Plan provisions upon which the decision is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and (d) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.  If special circumstances require an extension of such 60-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review.  If an extension of time for review is required, written notice of the extension shall be furnished to the Participant (and his or her representative, if any) prior to the commencement of the extension period.

(iv)

Any legal action with respect to a claim for Plan benefits must be filed no later than 180 days after the date of the final decision by the Committee regarding an adverse benefit determination on review.

(v)	The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(A)

no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(B)

in any such legal action, all explicit and implicit determinations by the Committee (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

h.

Legal Fees and Expenses. If any dispute arises between the parties with respect to the interpretation or performance of this Plan, the prevailing party in any arbitration or proceeding shall be entitled to recover from the other party its attorney’s fees, arbitration or court costs and other expenses incurred in connection with any such proceeding. Amounts, if any, paid to the Participant under this Section 11 shall be in addition to all other amounts due to the Participant pursuant to this Plan.

12.

Taxes. The Participant shall be solely responsible for his or her own tax liability with respect to participation in and payments under this Plan. The Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Plan such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Notwithstanding anything else contained herein to the contrary, nothing in this Plan is intended to constitute, nor does it constitute, tax advice, and in all cases, the Participant should obtain and rely solely on the tax advice provided by the Participant’s own independent tax advisors (and not this Plan, the Company, any of the Company’s Affiliates, or any officer, employee or agent of the Company or any of its Affiliates).

13.

Indemnification. The Committee, its members and any person designated pursuant to Section 11(d) above shall not be liable for any action or determination made in good faith with respect to the Plan. The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless each member of the Committee and each Director, officer and employee of the Company for liabilities or expenses they and each of them incur in carrying out their respective duties under this Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

14.	Code Section 409A.
a.

Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of a Participant’s termination of employment, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.” Each payment under the Plan shall be treated as one of a series of separate payments for purposes of Section 409A.

b.

Notwithstanding anything in this Plan to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first business day of the seventh month following the Participant’s separation from service (the “Specified Employee Payment Date”).  The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant’s execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualified Termination and ending on the payment date if no delay had been imposed.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the regulations thereunder (“409A Regulations”), provided, however, that, as permitted in the 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Company, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

c.

This Plan is generally intended to comply with the short-term deferral exemption of Section 409A. To the extent any provision of this Plan is determined to not comply with Section 409A, the Plan will be administered under the terms of Section 409A.

15.

Amendment and Termination. The Committee reserves the right to amend or terminate, in whole or in part, any or all of the provisions of this Plan at any time, provided that in no event shall any amendment reducing the benefits provided hereunder be effective within 180 days prior to a Change in Control or at any time after a Change in Control.

16.

Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. In any such event, the term “Company”, as used in this Plan, shall mean the Company, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

17.	Miscellaneous.
a.	Rights of Participants. Nothing herein contained shall be held or construed to create any liability or obligation upon the Company to retain any Participant in its service. All Participants shall remain subject to discharge or discipline to the same extent as if this Plan had not been put into effect.

b.

Governing Law. The Plan shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

c.

Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.

d.

Severability. In case any provision of this Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Plan unless such determination shall render impossible or impracticable the functioning of this Plan, and in such case, an appropriate provision or provisions shall be adopted so that this Plan may continue to function properly.

e.

Assignment and Alienation. The benefits payable to the Participant under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized.

f.	Communications. All announcements, notices and other communications regarding this Plan will be made by the Company in a form determined to be acceptable by the Committee.
g.	ERISA Plan. The Plan is intended to be a “top hat” welfare benefit plan within the meaning of U.S. Department of Labor Regulation § 2520.104-24.
18.

Entire Agreement. This Plan sets forth the entire understanding of the Company with respect to the subject matter hereof and supersedes all existing severance and change in control plans, agreements and understandings (whether oral or written) between the Company and the Participants with respect to the subject matter herein.

Exhibit A

General Release of Claims

This General Release of Claims (this “Release”), dated this ____ day of ____________, 20___ (the “Release Date”), is entered into by and among _________________, an individual and resident of _________________, _________________ (the “Participant”) for the benefit of _________________ (the “Company’).

WHEREAS, the Participant experienced a Qualified Termination as such term is defined in the ArcBest Corporation Amended and Restated 2012 Change in Control Plan (the “2012 Change in Control Plan”); and

WHEREAS, subject to the Participant’s execution of this Release (and it becoming effective as set forth below), the Company shall provide to the Participant the benefits set forth in Section 4 of the 2012 Change in Control Plan (the “Change in Control Benefits”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements contained in this Release, and intending to be legally bound hereby, the undersigned Participant agrees as follows:

1.General Release by Participant.

In consideration for the Company’s agreement to provide the Change in Control Benefits, the Participant, on his or her own behalf and on behalf of his or her heirs, executors, administrators, assigns and successors, does hereby covenant not to sue and acknowledges full and complete satisfaction of and hereby releases, absolves and discharges the Company and its affiliates, and their successors and assigns, as well as their directors, officers, principals, trustees, agents, attorneys, members, stockholders and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”), with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, wages or other cash or equity-based compensation, vacation pay, employee benefits, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Participant now owns or holds or has at any time heretofore owned or held as against said Releasees, or any of them, arising out of or in any way connected with his or her employment or other relationships with the Company or its affiliates, or his or her separation from any such employment or other relationships (collectively, “Released Claims”), including specifically, but without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Worker’s Benefit Protection Act (“ADEA”), the federal Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, or any other employment related federal, state or local law, regulation or ordinance; provided, however, that the foregoing release will not include or affect (and the following are expressly excluded from any Released Claims): (i) Participant’s rights to file claims for workers’ compensation or unemployment insurance benefits, (ii) Participant’s COBRA

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continuation coverage and life insurance conversion rights, if any, (iii) Participant’s rights under the 2012 Change in Control Plan, including rights to the Change in Control Benefits, (iv) Participant’s rights to accrued vested benefits under any health, welfare, or retirement benefit plans as of the date of his or her Qualified Termination; (v) Participant’s rights to indemnification, limitation of liability, or professional liability insurance coverage, if any, to which the Participant was entitled to immediately prior to the Release Date, with regard to the Participant’s service as a director, officer or employee of the Company or its affiliates pursuant to the Company’s certificate of incorporation, by-laws, applicable insurance policy, or any written agreement between the Participant and the Company or its affiliates, (vi) Participant’s right to pursue claims which by law cannot be waived by signing this Release; and (vii) Participant’s right to enforce this Release and/or challenge the validity of this Release.

This Release does not (i) limit Participant’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) limit Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (iii) limit Participant’s right to receive an award for information provided to any Government Agencies.

Participant acknowledges that he or she is waiving and releasing any rights Participant may have under the ADEA and that this waiver and release is knowing and voluntary.  Participant and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as hereinafter defined) of this Release.  Participant acknowledges that the consideration given for this Release is in addition to anything of value to which Participant was already entitled.  Participant further acknowledges that he or she has been advised by this writing that:

(a)Participant should consult with an attorney prior to executing this Release;
(b)Participant received this Release on the Release Date and has twenty-one (21) days within which to consider this Release;
(c)Participant has seven (7) days following his or her execution of this Release to revoke the Release;
(d)This Release will not be effective until the eighth day after Participant executes and does not revoke the Release (the “Effective Date”); and
(e)Nothing in the Release prevents or precludes Participant from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.  Any revocation must be in writing and hand delivered to the Company by close of business on or before the seventh day from the date that Participant signs the Release.  In the event that Participant exercises his or her right of revocation, neither Participant nor any member of the

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Company or its affiliates will have any further rights or obligations under the Release, and the Participant will not be entitled to receive the Change in Control Benefits.

Participant represents and warrants that Participant has no present knowledge of any injury, illness or disease that is or might be compensable to him or her as a workers’ compensation claim or similar claim for workplace injuries, illnesses or diseases.

2.Restrictive Covenants. The Participant acknowledges and agrees that the Company’s agreement to provide the Change in Control Benefits is subject to and conditioned upon the Participant’s compliance with any restrictive covenants to which the Participant is subject.

3.No Consideration Absent Execution of this Release.  Participant understands and agrees that Participant would not receive the Change in Control Benefits except for Participant’s execution of this Release and the fulfillment of the promises contained herein that pertain to Participant.

Intending to be legally bound, I have signed this Release as of the date written below.

Signature:

Name:

Date Signed:

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